Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

TDW—Tidewater Annual Shareholders Meeting

Event Date/Time: Jul. 31. 2008 / 3:00PM ET

CORPORATE PARTICIPANTS

Dean Taylor

Tidewater, Inc.—Chairman, President, CEO

Jeff Platt

Tidewater, Inc.—EVP

Steve Dick

Tidewater, Inc.—EVP

Keith Lousteau

Tidewater, Inc.—EVP, CFO, Treasurer

PRESENTATION

Dean Taylor—Tidewater, Inc.—Chairman, President, CEO

I’m Dean Taylor, Chairman, President, and CEO of Tidewater, Incorporated, and I’m — my pleasure to welcome all of you to the Company’s 52nd Annual Meeting of Shareholders. Now, it won’t be quite as warm a welcome as was given to many of our Houston residents at the InterContinental Hotel last night, but hopefully it will be a warm welcome, nevertheless.

I don’t know — many of you don’t know, but we had a number of our contingent from Houston last night staying at the InterContinental Hotel. There was a fire. They were burned out, so to speak, in a couple of ways. We had just had some committee meetings, and we ended up having to move most of the people to another hotel and a little bit of a logistical endeavor, but everything turned out all right, and our General Counsel actually has clothes on this morning, thankfully.

At any rate, with that warm welcome, I’ll be serving as Chair of the meeting this morning. Clay Cambre, Corporate Counsel and Assistant Secretary, will act as Secretary of the meeting. I call your attention to the agenda and rules of conduct that were prepared for the meeting. We will first take care of the formal business of the meeting and then report to you on the Company’s operations for fiscal 2008.

We will respond to all stockholder inquiries and comments, but during the formal business of the meeting, we ask that you direct any questions or comments to the particular item of business under discussion. If you have questions or comments not directly related to any of the formal matters under discussion, please save them for the informal question-and-answer period following the business portion of the meeting.

Before proceeding to the business of the meeting, I would like to make some introductions. Our current directors are present for this morning’s meeting. They — please stand as your name is called — are Jay Allison, who is a nominee for reelection as director. Jay is President, Chairman, and Chief Executive Officer of Comstock Resources, Inc., Chairman of Bois d’Arc Energy, Inc., is a former Director of Regents of Baylor University. He is a member of the Advisory Board of the Salvation Army in Dallas, Texas, and President of Legacy Christian Academy in Frisco, Texas.

Jim Day, who is also a nominee for reelection as a director, the retired Chairman and former Chief Executive Officer of Noble Corporation. He is a current director of ONEOK, Inc., current trustee of the Samuel Roberts Noble Foundation, former director of the Offshore Energy Center, Global Industries, Inc., Noble Energy, Sarkeys Energy Center at the University of Oklahoma, the National Safety Council, the American Petroleum Institute, the Houston YMCA, Boys & Girls Country, Sam Houston Area Boy Scouts of America.

Former Chairman of the National Ocean Industries Association, and International Association of Drilling Contractors, former member of the Independent Petroleum Association of America, the Society of Petroleum Engineers, and the American Bureau of Shipping. Jim joined our Board last September. As you can see, brings a wealth of experience along with him.

Richard du Moulin, also a nominee for reelection as a director, the President of Intrepid Shipping, former Chairman and CEO of Marine Transport Corporation, director of Teekay Tankers and Globe Wireless, member of the Board of Trustees and Chairman of the Development Committee of Seaman’s Church Institute, trustee of the Storm Trysail Club, New York Yacht Club, and Friends of Georgetown Sailing.

Wayne Leonard, also a nominee for reelection as director. He’s the Chairman and Chief Executive Officer of Entergy Corporation. Jon Madonna, whose term will expire next year, is President — excuse me, former Chairman, President, and Chief Operating Officer of DigitalThink,

Incorporation, former President and Chief Operating — Chief Executive Officer of Carlson Wagonlit Travel, former Vice Chairman of Travelers Group, former Chairman and Chief Executive Officer of KPMG, director of AT&T Corporation, Freeport McMoRan Copper & Gold, Incorporation, and Jazz Technologies, Inc.

William O’Malley, whose term will expire next year, former Chairman, President, and Chief Executive Officer of Tidewater, former Chairman and CEO of Sonat Offshore Drilling, Inc., former director of Hibernia Corporation, [Claims] Resources, and BE&K, Inc.

Richard Pattarozzi, also a nominee for reelection as a director, former Vice President of Shell Oil Company E&P, former President and Chief Executive Officer of Shell Deepwater Development, Inc., Shell Deepwater Production, Inc., current non-executive Chairman of the Board of Stone Energy, Inc., current director of Global Industries Limited., Superior Energy Services Incorporation, FMC Technologies, and he is also a Trustee and Secretary of the National World War II Museum.

Nick Sutton, also a nominee for reelection as a director, Chairman and Chief Executive Officer of Resolute Natural Company, director of the St. Francis Hospital Foundation in San Francisco, founder and former Chairman and CEO of HS Resources Incorporated, former director of Kerr-McGee Corporation, Colorado Oil & Gas Association, and the Association Board of the San Francisco Bay Area YMCA.

Cindy Taylor, no relation to the speaker, President and Chief Executive Officer and director of Oil States International Incorporated, and director of Global Industries Limited. Cindy joined our Board in January and, like Jim, also brings great talent and experience to our Board.

Jack Thompson, also a nominee for reelection as director, Management Consultant, former Vice Chairman of Barrick Gold Corporation, former Chairman and CEO of Homestake Mining Company, former director of Phelps Dodge Corporation, Stillwater Mining Corporation, and Rinker Group Limited, current director of Century Aluminum Company, Advisory Board Member of Resource Capital Funds III and IV.

I will now introduce the Company’s officers and ask each of you to rise as introduced. Keith Lousteau, Executive Vice President, Chief Financial Officer, and Treasurer. This meeting will be Keith’s last Annual Meeting as our CFO, as he will be retiring soon. I’ll be saying a little bit more about Keith later in the meeting.

Quinn Fanning, Executive Vice President. Quinn will assume Keith Lousteau’s role as CFO upon Keith’s previously announced retirement at the end of September. We are pleased that Keith and Quinn will have ample period to transition this obviously important role in our organization.

Steve Dick, Executive Vice President, Jeff Platt, Executive Vice President, Joe Bennett, Executive Vice President and Chief Investor Relations Officer, Bruce Lundstrom, Executive Vice President, Secretary, and General Counsel. Bruce was promoted to Executive Vice President this morning. Bruce also just joined our Company last September and has done a terrific job since he’s been aboard.

Gerry Kehoe, Senior Vice President, Billy Brown, who should be here today. His wife unfortunately had a medical emergency, and Billy can’t be with us this morning, so he’s not here. Craig Demarest, Vice President, Principal Accounting Officer, and Controller, Kevin Carr, Vice President, Taxation.

In addition, we also have John Laborde, who is our former Chairman of 38 years. I think John is here. John, are you here? There he is. You have a hard time hearing. Okay. And we also have Damon Bankston, former President of our Corporation for many years. Damon, stand. Thank you, Damon.

In attendance at today’s meeting are Mike Keith and Ricky Gibbs of Deloitte & Touche, the Company’s independent registered public accounting firm. Mike and Ricky, will you stand, please? Guess Ricky’s not here. Should any stockholder desire to address any inquiries to Mike relating to the financial position of the Corporation, they will be happy to respond during the question-and-answer session that follows the business portion of this meeting.

Tidewater has a very active Audit Committee, all of the members of which are outside directors. Thirteen meetings of this very important committee were held during the past year. We have with us today Jon Madonna, who was just introduced, who is currently serving as Chairman of the Audit Committee. Should any of you have any questions relating to the activities of the Audit Committee, I’m sure that Jon will be pleased to respond appropriately during the question-and-answer session of this meeting.

We will now proceed with the formal agenda of the meeting. This meeting is being held pursuant to notice mailed on June 27, 2008, to each shareholder of record on June 6th, 2008. All documents concerning the call and notice of the meeting will be filed with the records of this meeting.

I have been informed that immediately prior to the commencement of the meeting, of holders — get this — 45,595,734.19006 shares of the Company’s voting stock were present in person or by proxy. This is 88.66% of the outstanding voting stock of the Company. I declare a quorum present at the meeting, and on behalf of the Board of Directors of the Company, we express our appreciation to all shareholders who returned their proxies.

Before proceeding with the meeting, I would like to describe the voting procedure. If any shareholder present has already submitted a ballot proxy, it is not necessary to vote by ballot. Those of you who requested ballots, so that you could vote individually, were provided them when you entered the meeting. If anyone needs a proxy card or a ballot, please raise your hand, and one will be delivered to you.

The first matter to be acted upon is the election of nine directors to serve for a term of one year. The nominees are Mr. M. Jay Allison, James C. Day, Richard P. du Moulin, J. Wayne Leonard, Richard A. Pattarozzi, Nicholas Sutton, Cindy B. Taylor, Jack E. Thompson, and myself, Dean Taylor. As I previously mentioned, Jon Madonna and Bill O’Malley have terms that expire next year. Information about the nominees is in the proxy statement.

The Company has not received timely notice of any other nominations by a shareholder as required under the bylaws. Therefore, I declare the nominations closed. If there are no questions, I will proceed to the next item of business.

The next order of business is to approve the terms of the Tidewater, Incorporated executive officer annual incentive plan. A copy of the plan is attached as Appendix A to the proxy statement. If there are no questions, I will now proceed to the next item of business.

The next order of business is to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Corporation and its subsidiaries for the fiscal year ending March 31st, 2009. The selection of Deloitte & Touche as the Company’s independent registered public accounting firm for fiscal 2009 has been submitted for ratification at this meeting. If there are no questions, I will now proceed to the next item of business.

At this time, if anyone has not turned in his proxy card or ballot, please raise your hand, and an usher will collect them. I now declare the polls closed.

I now ask Jeff Platt, Steve Dick, and Keith Lousteau to report on the operational and financial state of the Corporation. Jeff?

Jeff Platt—Tidewater, Inc.—EVP

Thank you, Dean. Good morning, ladies and gentlemen. I’m very happy and proud to be part of Tidewater’s 2008 annual meeting. If we can kind of fast forward through the legalese. Normally with Tidewater, we start all of our meetings and discussions with a review of safety.

This particular series of pictures, I think, gives some sense of the operating environment that on a daily basis the men and women of Tidewater, on a worldwide basis, these are the operational challenges. This shows a Tidewater anchor handler. The picture, I believe, was taken from the rig. It was actually being towed at the time, but hopefully, it gives everyone some sense of the operational environments that we do on a daily basis, supporting our clients in the oil and gas industry. And we do this with a mind toward safety and delivering the service and getting the job done.

In taking a look at the safety numbers, this slide, as we’ve used in the past, but again, the gold bars show Tidewater as a comparison to Dow Chemical, DuPont, Exxon Mobil, and BP, and going back to calendar year 2001, you can see a reduction in all of the groups, but also in Tidewater leading that to where we finished the calendar year in 2007 — excuse me, 2007 with a TRIR of about .2.

And while we’re extremely proud of this, when you drill past what the numbers show, our severity of our accidents in the past fiscal year were unacceptable. We had eight lost time accidents, which included six fatalities. As I said, for the Company as a whole and for management, in particular, and our operations group, this is something we’ve taken on, and we will improve that, and I’m happy to report that since our last incident last December, we have not experienced another lost time accident.

Why did we have the success last year and why are we continuing to be positive on our outlook? There’s lots of reasons, but when you kind of look at it, the underlying economics in the oil and gas industry, the favorable commodity pricing everyone, I think, is aware of, it was up last year, and it continues to set. In fact, in July the price of oil set a new high. So, the underlying economics for all of our clients, good. That has, again, the pull through for all the services that Tidewater presents.

Worldwide E&P spending was up last year and again in 2008. Lehman is now projecting a 20% increase on a worldwide basis on the spending from the previous years. We’re seeing that again, pretty much on a worldwide basis, very high demand for all of our vessels throughout the world. Very high rig utilization. In effect, all the rigs that really can work are out working.

(inaudible-technical difficulty) new rigs and other equipment on order. The backlog today is about 190 new rigs that will be delivered from now out through 2012. Additionally, FPSOs, another 85, and along with that, the seismic activity and the follow through construction. All of these activities require the vessels and services that we provide, so again, we’re projecting it as an increase for the current year, but certainly it was a banner year that way for the activity.

We’re going to talk a little bit more about it as we go along, but we’ve continued to add to our fleet, and Tidewater does have the largest new fleet in the industry and the largest new fleet deployed worldwide. And while we’re at it, and we talk about the fleet, we’ve got the new fleet. The traditional vessels are still, with all of this demand going on, a very good market, a very good return for the Tidewater traditional fleet.

And international. Today, we’re about 90% on an operational basis — that would be on a vessel count — 90% of our activities are non-US based when we say international, and I’ll talk a little bit more about the increases in the spending, where actually, international appears to be again leading on the increased spending.

Talk about the international presence of Tidewater. We’ve been in the international business 50 years. That’s a long time. When we first stepped out, we were one of the very small group of companies, the first in our industry to go international. But 50 years, you learn how to operate. You learn where to operate.

Again, as I said, we’re growing the largest fleet internationally. Steve, a little bit later on, will show you where we’re building some of that equipment, but again, it’s adding to our international presence. And our international presence today, as we look at it, we have operations in China, India, certainly Brazil. We’ll take a look at a world map, but really, pretty much everywhere there’s oil and gas activity — marine oil and gas activity, there’s a Tidewater representation, a Tidewater presence.

Higher utilization and day rates, again, across the board for both our new fleet and the traditional fleet, and if you look at the financial performance of the international split versus the domestic, international is about 87% of our revenue, and 93% of the profits.

I said I’d talk a little bit more about the spending when you drill down into it. Worldwide, it’s about a 20% increase this year, and when you look at it, it appears that international is going to be up about 22%. Domestic is up about 15%. So again, more spending in the areas where Tidewater certainly is more concentrated operationally.

This is a picture today, kind of a snapshot, of where the fleets deployed. North America, around 37 vessels, Central and South America, about 100. Really, when you look at that, that’s primarily in Mexico and Brazil are the two major areas — two major deployments of the fleet there.

West Africa, about — almost 150 vessels up and down the coast of West Africa, Europe and Middle East, 36, and really, a lot of that — we’ve got, I think, around 12 vessels — excuse me, 12 vessels operating in offshore India, and this is really a very rapidly developing area, offshore work in India.

And then in the Far East, 49 vessels, and as I said, really, at the end of the fiscal year, we didn’t have an operation in China. Actually, today we have several vessels working in China. And if you contrast that, 90% operationally today on a snapshot. If you kind of go back 10 years, we were about 57% international, 43% domestic. So we’ve seen, again, the international increase, and the domestic, if you will, fall off a bit.

Take a look at the day rates, and again, utilization drives this, but overall, if you look at — going back to fiscal ’05, on the international side, we’ve got a compounded growth rate of about 71% from ’04 going up to fiscal ’08, and again, you can see that the change from fiscal ’07 to fiscal ’08 we just finished, again a very nice step up in the growth on the day rates. It continues to move forward. Lots of momentum there.

Domestically, we’ve had very large gains over that same period. As you can see, in fiscal ’07 to fiscal ’08, it’s starting to flatten out a bit. We took the opportunity in the last fiscal year again to redeploy some of our assets from the Gulf of Mexico, move it out to good international contracts, multi-year term at good solid day rates. So, we’ve taken the opportunity to move the assets where the market is.

Looking a little bit at the profitability, and this is a graph that shows the pretax profits from, really, the two components at Tidewater fleet. The kind of orangeish bar is the Tidewater new fleet, and the goldish color is Tidewater’s traditional fleet. You can see, going back in ’04 and then moving forward, both had nice increases, and you see in fiscal ’06, the new fleet really took off. ’07 it was almost a match, and in this past fiscal year we had one of these turning points, where our Tidewater new fleet is outperforming the Tidewater traditional fleet.

One thing not to forget about this slide, while we’re very happy with the new fleet and its performance, that traditional fleet is still a very big contributor to Tidewater’s success. You can see figure — in fiscal ’08, we were still around $220 some million pretax profits on that traditional fleet. So again, good demand, good utilization, good profitability on both components of our fleet.

In looking what we added in fiscal 2008, we’re really starting to get into the nice delivery schedule on the new equipment. We had a total of 19 vessels delivered throughout the year. You can see the breakdown. Seven anchor handlers, five PSVs, two FSVs, and five tugs and other, and again, we’re bringing not just one particular type of equipment, but it’s all the different types to have the good marine — have the good fleet that our clients need, and again, this is what we brought to the market in the past fiscal year.

And kind of looking ahead, and this was the order book as of March 31st, we had 49 vessels on order. You can see again, really stepping up on the anchor handlers and PSVs, 18 anchor handlers, 24 PSVs, two FSVs, five crew and tugs. Steve is going to give a little more detail on this on his part of the presentation, and again, I just want to say that 49, that was the snapshot as of March 31st. That’s something that Steve in comment will kind of move that up from there.

When you stand back and look at what all Tidewater has done since we really got into the building of the new fleet, kind of the reintervention of Tidewater — reinvention of Tidewater, going back to January 2000, we’ve either acquired, purchased new vessels — about 189 new vessels since that time, and that’s including what’s on the order book. Total of about $2.6 billion — that’s where we are, and again, that’s through March ’08. It’s a snapshot of where we were, but again, 100 — almost 190 new pieces of equipment for the fleet.

At the same time, while we’re adding the new equipment, we need to be mindful of the traditional fleet, as it actually has used up its technology or its useful life and moves out of the marketplace for Tidewater. Since 1999 — April ’99, we’ve disposed or scrapped 392 vessels. If you look at that, 321 of those were sold. Only 71 were scrapped.

I would say that a majority of the 321, we try awfully hard, when we sell an asset, we don’t sell it back into the industry. It goes into a noncompetitive industry, so we’re not seeing this equipment come back at us. Overall, we’re down to about — well, we’re at about 422 operational vessels today in the fleet, of which you can see 175 operating today.

Sum it up from the operations side, and again, this slide shows you the challenges we have, but at the end of the day, what give Tidewater the competitive advantage? Well, superior operating performance. That’s that safety we talked about, and we’re going to get back to the performance that we’re used to seeing from Tidewater. We must do that.

The knowledge of our customer needs and the marine environment — we invented this business. We know it. We understand our clients’ needs, what they’re looking for. I talked about the international scope and the relationships. Again, over that 50 years of going international, we’ve developed a worldwide market footprint, over 60 countries, really unparalleled, and the relationships that we’ve built over the years have nurtured. It’s a who’s who. Over 200 customers, and that includes the IOCs, the NOCs, which are becoming ever more important to the marketplace today, independents, and the other associated service companies that we do work with.

But again, it’s just a customer base. It’s the who’s who in the international and domestic operations, and when it comes down to it, the diverse fleet. We talked about the new additions really developing and giving us the most new vessels in the industry and also bringing the right type of equipment to meet our customers’ needs today and on into the future.

With that, I’ll turn it over to Steve to talk a little bit about the new construction.

Steve Dick—Tidewater, Inc.—EVP

Everybody hear me okay? Up there? Okay. One of the things in determining what type of vessels we’re looking for is a combination of things. It’s the sales and marketing information that’s some gathered and kind of sliced up and diced up and then looking at our fleet. Not just replacing our traditional fleet, but what should be supplementing the rest of our portfolios. Once we arrive at that, then what I do is try to get all over the world to see where we can get the most bang for our buck in the — and try to be disciplined about it.

The market is certainly super heated right now. It’s pretty hot. But trying to get the type of equipment that Jeff can use in the various places around the world where he’s operating, that means a few days on the road, and I’ve become an expert with chopsticks. I’ve eaten every kind of curry, I think, that can be created and eaten. And Polish sausage, I’m really an expert on.

But — and this picture here is one of our recent ceremonies in Poland, the christening of the Allison Tide, named after Mr. Jay Allison, and I know that the people at Remontowa in Gdansk were really pleased that you could be there, and it was a nice ceremony, and they were very proud to put it on for us.

In those travels a lot of my time is spent in the Far East. The Far East seems to be the most competitive for the types of vessels that we’re looking for, so as you can see, as of March 31st, we have 49 vessels that were under construction, the majority of which were in the Far East. The 22 that are in China, then the seven that were in Singapore/Batam, four in India, we had 10 in Poland, and two being built in Holland in Europe, two in South America, and then two in the US.

The various types — these are the — these are deepwater vessels that Tidewater had not historically had a lot of, but the deepwater segment of our industry is certainly taking off, and it looks like it’s here to stay. So, in this portfolio of construction that we have, we are also building 18 PSVs that will primarily be earmarked for deepwater operations and six anchor handling towing supply vessels that are under construction in Poland.

We’ll also have to replace the traditional fleet. We would have six PSVs, 12 anchor handlers, and two fast supply vessels, and as they replace — usually what we’re doing is replacing those vessels on the job that they are with new construction, that those vessels that are still serviceable and in service are taking other jobs, so it’s kind of a win-win situation for us at the moment. And also some of the specialty — what we would call specialty vessels would be tugs, fast crew vessels that they use for patrol boats in the patrolling of the various oil field installations around the world for our customers.

The deliveries by quarter, as Jeff pointed out earlier, we had 19 deliveries in the fiscal year 2008. Going forward, this is kind of what it looks like. The other thing that’s not on here, but that we always are monitoring are opportunistic types of acquisitions. Vessels come on the market.

We have a requirement that gets exposed. It was not exposed before, and we certainly, interspersed with the construction and placement of new orders, we’re also acquiring equipment as we go along, and when the time is right, and the place is right, and we have the opportunity, we acquire those vessels to fill the needs that we have.

Since March 31st we’ve placed additional orders for 10 more vessels. Since that time, the majority of them were all in the Far East. They were all in the Far East. We had two orders of four and one order of two, and these were all anchor handling towing supply vessels that fit in nicely and duck tailed with our requirements.

Tidewater during Mr. Laborde’s era had a very nice touch of naming vessels after employees. That continues to this day, and just to give you kind of an idea of — in this year, of the vessels that we took delivery of. These were the names of the people that we — that were names for our vessels. Pat Tillman, who, of course, is a soldier hero in the United States, is the sole person who did not have a connection, in some way or another, with the success of Tidewater, either as an employee or someone who had a lot to do with Tidewater’s success.

So with that, Keith will tell you how much money this all costs, because that’s not inconsiderable either. With that, I’ll turn it over to Keith.

Keith Lousteau—Tidewater, Inc.—EVP, CFO, Treasurer

Obviously, with a little bit of nervousness and a lot of emotion, I want to see if I can get through this. Excellent presentation that we’ve prepared for your benefit here this morning. The last few years it has been my honor to stand here and report on Tidewater’s financial performance for the year that had just ended. I’ve had great material to work with, obviously.

Year after year, I’ve been able to stand here and declare that the year under consideration was a record year. Last year was no exception. I was able to stand here, and I was able to declare that the year 2007 was a record year. It was a record year in all financial respects, earnings, earnings per share, cash flows, expenditures.

But before declaring it was a record year, I went to the Tidewater expert on such matters. I went to [Chris Thorson], and I asked him for his opinion, just to make sure I didn’t embarrass myself. I asked him what he thought about the 2007 years, and I think he unequivocally decided my opinion was worth expressing that he agreed it was number one in the history of the Company.

I haven’t been to Chris yet this year. I’m not ready to take that next step yet. Fiscal 2008. Was it a record year, or was it not? Has many of the attributes of a record year, but it didn’t pass quite all of the tests for me to be able to decree it was one, and we’ll look at this a little bit later on and see if we can reach a conclusion as to what do we think. Was it a record year or not?

Being an accountant, you know I’m going to throw some numbers at you. I’m going to try and keep them to a minimum, but I can’t think of any other way of presenting the financial report without looking at the financial highlights of the year.

Last year, we introduced the stockholders of Tidewater to the B word. Up to that point, we had never been able to use the billion word. Last year, revenues topped $1 billion, and this year revenues topped $1 billion again. Came in at $1.25 billion of revenues. We came in with net earnings of almost $1 million a day. I think we would have liked to show a 365 number up there, like last year was leap year, 366. We didn’t quite get there.

Earnings per share for each one of our shares outstanding was $6.39. Our net cash from operations, the net cash that Jeff and his operating guys were able to generate, was almost $0.5 billion again. Capital expenditures, not necessarily commitments that Steve made, but actual cash out the door on commitments that were made were — came in at $354 million. Stockholders’ equity increased just a little short of $2 billion. We’ll talk about that in a minute. The stock ended the year at $55, which doesn’t tell the whole story on stock. It’s actually correct, but it’s not the story.

In comparing 2008 to 2007, kind of on my theme of was it a record year or not, you can go down the columns, and you can see that revenue set a new record. It did. Total earnings for the Company did not. Earnings for the Company were slightly short of what they were in ’07, but on a per share basis, we had greater earnings for every one of the stockholders’ shares outstanding last year than we had at any time in the history of the Company.

Our net cash flows from operations were a record. Capital expenditures were a record. Stockholders’ equity was a record, and stock during the year did hit a record on its own. Last September, last October for a point in time Tidewater stock traded at $80, and as you saw, from that point trickled back down to about the $55 level later on.

So I have always gauged my determination of record on the one line that says no. I’ve always looked at the total earnings, no footnotes, no exceptions, just look at the absolute bottom line. So I — when I look at ’08, I still have questions as to will I, before I’m finished with my presentation today, to declare it as being a record year.

Certainly not to be sneezed at is the Tidewater financial record for the last four years. As you can see, over the last five fiscal years, beginning — or four fiscal years, beginning with the base year of ’04, we have had compounded growth in our annual earnings of 58%. Certainly an excellent record to itself.

Every time I make a presentation I always try and harp a little bit on the financial philosophy that the management team at Tidewater tries to utilize on a day in and day out basis. We believe that we’ve got to deliver results, and we think all of these legs of the triangle need to be even. They need to be balanced. We’re not trying to [puff up], show me the numbers, show me the dollars.

The numbers you just saw — earnings, revenue, cash flow — those can be enhanced on a short time basis. We could do that by overextending ourselves in renewing the fleet. We know the fleet’s got to be renewed, and at the same time we’re trying to maintain financial stability, financial [strength] during this whole period of time.

So, the approach for the last number of years has been to keep the triangle balanced. Show good growth numbers. Show the investment community, show you, the stockholders, those growth in earnings and cash flows every year, renew the fleet, as Steve is talking about.

Today Steve has shown you that we have 59 vessels under construction. I would say today that Tidewater’s new fleet under construction — our backlog is probably either the second or third largest boat Company in the United States, and we need to achieve that at the whole time by not borrowing a ton of money, not putting the Company at risk. We need to achieve those two goals while balancing it, maintaining financial strength, the ability to react to future investment opportunities for Tidewater.

As Steve talked about and you’ve heard from Jeff, a little bit of a repeat, we did take delivery of 19 vessels last year. At year end we had 49 vessels under construction. Total contacted costs of those vessels was $950 million, short of my B word. We’re over the B word now. And at that point we had already paid $228 million. Tidewater historically — and it’s our practice to pay for our construction as we go. Many European operators put down 20% and pay 80% when boats are delivered. It causes big cash bullets whenever deliveries take place.

Our philosophy has been cash flow has been good, it’s been solid. Let’s pay for new construction out of our own funds, not having to take out any serious debt at any point in time. So, quite well on the way towards having this whole new fleet paid for when it enters the fleet over the next two to three years.

Tidewater — we’re really cognizant at Tidewater of our stockholders and our stockholder needs. We’ve had a very active stock repurchase program for the last three years, and in fact, we just completed back in June. Last year’s repurchase program was we bought $250 million worth of shares off of the public exchanges. Over the last three years we have spent about $516 million.

We’re glad to say that we — you will see a press release from Tidewater today. The Board of Directors at their meeting this morning authorized up to an additional $200 million of share repurchases to go on between now and next June.

Dividends — Tidewater’s got the highest dividend yield of any of the oil service companies that are included in the offshore service index. We’re only one of eight companies that pay one. We recently upped the dividend up from $0.15 a quarter to $0.25 a quarter.

When one takes the dividends that we paid in the last three years and add it to the stock purchases, we’ve grown stockholder equity. You saw the numbers for ’07 and ’08, but yet we’ve given back to our stockholders over $600 million. We’ve grown the fleet in extraordinary numbers. We’ve grown earnings. We’ve paid attention to our stockholders. We’ve given them money back, our attempt to make sure that we’re paying attention to all legs of the triangle.

The balance sheet obviously remains quite strong. Very, very little debt. $300 million of debt that’s not due for another four or five years at extraordinarily low interest rates, 4.3%. Nothing that we’re in any hurry to pay back anyway. Borrowing money at that rate to put it into new vessels that are earning 15%, 18% — obviously something that you’re in no hurry to pay back. But very, very strong balance sheet, one that enables Tidewater to react to the next opportunity. When opportunity comes a-knocking, we’re ready to open the door.

Some of those individual records for ’08, but [not opining] on ’08 itself again, I remind you that we had record earnings on our earnings per share basis. We had record revenues, record cash, record stock price during the year. We had a record new construction order book, and I would dare say expectations for the future, not something you can put a pencil on, nothing you can quantify, but I think to a person, the directors, the management team, all of the employees really think that the future is brighter than the past in this point in Tidewater’s history.

Put it all together in one’s place and kind of look at the progression of your Company over the last four or five years. Go back to that point in the year 2000. Tidewater didn’t have five boats in its fleet that were less than 10-years-old. We had gotten old. We had gotten that way on purpose. We had bought a lot of old equipment. We were an industry leader, but the Company was very, very old.

At that point in time, in early 2000, we set upon the current program of rebuilding Tidewater, rebuilding the fleet, and as you can see, not only have we increased earnings during that period of time, from $0.73 up to the $6.39 for last year, we’ve taken the new vessels — Jeff showed you a slide that we had 186 vessels in our program of acquisitions during that point. 126 of them was active on March 31st. That’s why the numbers here.

The rest of them were vessels that had either been sold to joint ventures or had not yet been delivered, but an ever increasing new fleet. The new fleet with an ever increasing profit contribution. The changing nature of Tidewater, and at the same time, we’ve been able to freeze the average age of our fleet. One of the investor criticisms of Tidewater is you’ve got an old fleet. Well, those 45 — that 45% of our profit is coming from boats that we held, we owned back there in 2000 — in the year 2000, and they were already 19-years-old back there.

So, the introduction of all the new equipment has kind of frozen that argument. That number should start coming down in the future years. Unfortunately, by some of the traditional, older equipment disappearing from the fleet, I — we have no problem with the number being 20 years, as long as it generates these type profits.

Where do the numbers go in 2009 and 2010? Tidewater and Tidewater management — we’re awful careful not to give projections, not to give predictions. The financial analysts, the investing community who follow Tidewater, they think the future for the next two years is bright. As we sit here today, the so called street number, the financial analysts who follow Tidewater, have got the 2009 number sitting out at about $7.20, $7.25 for that EPS number.

We will have our first quarter conference call tomorrow to disclose first quarter earnings for ’09. Those numbers may be adjusted a little bit, but current thinking is at $7.20, and when you go out one more year to 2010, the financial community thinks we’re going to be doing in the $8.30, $8.40 range. So, certainly significant growth left and no reason that we wouldn’t support that except we don’t take credence to such projections.

I call this my Herman and the Hermits slide. British rock band, Herman and the Hermits, had a song, “Henry the 8th I Am” a bunch of years ago, and one of the lines that I’ve always remembered — I don’t remember much about songs, but I thought one of the classics was, second verse same as the first. Our goals for next year — whenever I get with Antoinette to update my slides every year, this is the easiest one in the book. Just put a line through it, and put 2009 again.

The system is working. We have no reason to change the goals of the Company. We’re going to deliver results, earnings, cash flow, all of those important financial indicators. We’re going to continue to renew the fleet. Although this year I did add the expanded emphasis. We believe that we’re doing a good job, but we want to do a little more. We — the 59 vessels that Steve has told you about — we’re a little more aggressive in acquisitions and in new builds. We’re looking to expand it a little bit faster than what we have been doing, but yet, at the same time, maintaining our financial strength.

So next year’s story from Quinn, or whoever makes this presentation, whoever is given the honor, they may not scratch through and use my slide one more time, but I can tell them with this management team, you’re not going to see an awful lot of change in the goals for the Company on a financial basis.

Fiscal 2008 — was it a record or not? I think I’m going to deem it immaterial. I think 2009 is what counts. Let’s let 2008 and 2007 lay there. Let’s get together a year from now and look at 2009 and say 2008 was really irrelevant. It had nothing to do with the history of Tidewater, so I’m going to play politician and walk away from this one.

As we were walking through yesterday — our walk through on this presentation, when I got through with my practice session, Dean Taylor said, Keith, let me give you some advice. He said, why don’t loosen up a little bit? Why don’t you have some fun? You got some humor you want to add to your presentation? He said, there are a couple of things you might want to — with your pending retirement, there are a couple of things you might want to leave behind for fellow employees, things that might inspire them, things that you might want to be remembered by.

So, as we all do, I took Dean’s advice. Certainly. Spent the afternoon thinking about a couple of bullets that I would like to present here this morning, not necessarily on the financial results of last year, but kind of recapping a career and gave Antoinette an assignment to put together a presentation, and overnight she came up with this for me.

First of all, I want to tell Peter Lloyd — Peter, I’m not going to mention the fact that in 29 United Way campaigns, I’ve never won the door prize once. Tidewater has a United Way campaign every year, and as a way to generate interest over a period of time, we have a daily drawing. Once you make your donation, your name goes in the hat, pull a name at the end of the day to give a door prize. In 29 years I must be at the bottom of the hat. You have to find somebody [else] — I promised I wouldn’t put it up here, so I won’t even mention it.

I’ve got the Tidewater telephone list — the official telephone list of corporate headquarters from June 27, 1977, the first day I came to work. There were 131 names on the list. I out survived or outlived 126 of them. Four people in the audience today were on this original list. [Vicki Seano], who is in information technology, [Caroline Mills], an assistant controller from finance, Marty Quist, our lead contract attorney, and [Karen Spellman] were the four individuals who — I hate to call it outlived me, but from a Tidewater perspective, they’ve outlived me.

I learned a long time ago not to joke with Karen about age, but if I were a betting man, I would say, due to certain factors, if I were betting, I would think Karen might be the one who wins the list, as the last person standing from the June ‘77 telephone list.

12,000 — I don’t claim to be a record, but it’s significant. 12,000 is my best estimate of my trips across the causeway, coming — going home and coming back to work at Tidewater. I think Marty Quist, who — I didn’t live across the lake for my whole career. I was in New Orleans for seven years, so I got a late start on this one, but Marty Quist and David Manning have been there pretty much the whole time, and perhaps they have a record, but when one realizes that this is close to six months of sitting over open water to come to work at Tidewater. It was one of those things I thought I would mention.

The last number of 13,200 — when I put it on here yesterday with Antoinette, I was proud of it, and now I’m worried about it. This has to do with the fact that I’ve always been an early arriving person for the day at Tidewater. I was generally the first person, or one of the first persons, in the door, and historically for 31 years, I’ve made the coffee in the morning and most days, a second pot during the day. So I claim the record. If anyone has more pots of coffee made at Tidewater than I claim to have had, I’d like to hear about it. I may have to go back and check with Chris, but I think in my career, I probably made over 13,000 pots of coffee.

As I said, I was proud of it when I left yesterday and concerned about it coming back this morning. It dawned on me that in my business career, I really do believe in cause and effects. I believe that someone who wants responsibility for being able to take an action needs to be responsible for the effects of that action. And it dawned on me, if coffee is the cause, what is the action? And the action is going to the bathroom. So, if I want to claim the high ground of making the most pots of coffee at Tidewater over the last 30 years, I guess I also have to take the blame for the most employee time in the restrooms at Tidewater.

But I’m going to end it on a good note, because if no one grabs my legacy, and no one steps up, Tidewater’s office efficiency next year ought to increase by about 4% or 5%, because people are going to be spending a lot less time in the restroom.

Mr. Taylor, that’s all of my comments. Thank you.

Dean Taylor —Tidewater, Inc.—Chairman, President, CEO

Okay, will the Secretary please hand me the results of ballot? The results show that all of the proposals have comfortably passed by the required vote. I hereby declare that the nominees for director have been duly elected. The executive officer annual incentive plan has been approved, and that the appointment of Deloitte & Touche as the independent registered accounting firm for the Corporation for the year ending fiscal — for the fiscal year 2009 have been duly ratified.

We now come to that part of the agenda provided for general questions and discussion. Anyone wishing to address the meeting should rise. After recognition by the Chair, please state your name, your city of residence, indicate whether you are a shareholder or a proxy for a shareholder, and proceed with your question or comment. May I have your questions, please?

Okay, well, I have two other items before we get to the adjournment of the meeting. This young fellow — you may not recognize him, but he started with our Corporation about 35 years ago. My first experience with him was in the Bologna airport in Italy. We’d each been looking for each other for about six or seven years — excuse me, six or seven hours.

I was supposed to land in Bologna, but ended up in Ancona. He drove to Ancona. I got a ride to Bologna. We went back and forth, and our careers have been pretty much back and forth since then for the last, at least, 30 years. I don’t know what he was doing the first five years before I came around.

Here are some of the things that he was doing. He was manager of our towing division, manager of our division in Dubai, manager of our division in Italy, manager of our division in Brazil, some of the interactions that he had. He — I think he’s handsomer in some of these pictures, but that’s just a personal feeling. Here he is receiving some awards on behalf of Tidewater at various points in his career.

And here he is having a little fun. We — some years ago at my place in Kiln, Mississippi, we dedicated a beer can crusher to Steve. The picture on the far left is at the dedication of the beer can crusher. Steve Dick memorial beer can crusher survived Hurricane Katrina. It is still there, but it survived a fire at our place, and when we move back in, hopefully this fall, it will still be in action. So Steve, if you’ll come forward and get your 35 year award, please?

Steve was a very good baseball player at Maine Maritime Academy, and that’s him at a Tidewater softball tournament. I don’t know whether Bill O’Malley was in this shot or not. I don’t see him.

There’s one other portion of business before we adjourn the meeting, and this is to pay tribute to a fellow that just spoke and responsible for the series of number one, who we’ve had the last four years, as much as anyone. And of course, his partner in life, Gloria Lousteau. Gloria, would you stand and let everyone please recognize you?

All you women know, and no secret to any of you, but some of us guys have a hard time remembering that, of course, behind every man is a fantastic woman — every good man, there’s a fantastic woman, and Gloria has not only raised a wonderful, she’s taught school. She’s responsible for the success of many of her students now who have gone on to greater things in life, been a real partner both for Keith and for our Company, and Gloria, thank you very, very much.

Here’s Keith at work, when he’s not in the bathroom or making coffee, in the top left and inspecting — you worry when you have the finance guys inspecting shipyards, but the picture in the lower right is Keith at work inspecting at a shipyard. And Keith, that — I’m not sure where the lower right hand picture is. The upper left is Keith at work at — in one of our shipyard’s operations.

And here’s Keith with his family. Lower picture is his mom and dad, brothers and sisters. He claims to be a better golfer than Bill O’Malley, but I think that Bill might dispute that, but Keith is a great golfer, great companion on the golf course, and that’s a picture with him and Gloria at one of his children’s weddings recently.

Here’s some pictures — now one thing about Keith — Keith not only is the champion coffee maker at Tidewater, he’s the best dancer in the Company. He and Gloria are the two best dancers. When they get on the floor, everybody else has to sit down, because there’s no sense trying to compete.

And here’s two fellows that are responsible very much for the success of our Corporation. Keith, thank you very, very much from the bottom of my heart. Every time I had a tough problem in my 30 years at Tidewater, every time there was personnel issue that was difficult to deal with, any time I needed some good, solid advice, [from] somebody who was going to be unbiased, who was going to give me a straight [shot] of what he felt like was the right thing to do, I’d go see Keith, and I’d get the advice that I needed.

Keith, we’re going to miss you. God bless you.

This brings us to the conclusion of the meeting. I’d like to express my appreciation to all of you attending today, including our employees, our shareholders, our customers, our suppliers, our advisors, and our friends, and I thank you for your cooperation and support and friendship. The meeting is adjourned. Thanks to all.

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